                                                                                      EXHIBIT 11


                        OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                               COMPUTATION OF EARNINGS PER SHARE
                       FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                        (Amounts in thousands, except per-share amounts)

                                                                              Three Months Ended
                                                                                        March 31
                                                                         -----------------------
 EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                              1996          1995
 -------------------------------------------------------------------     ---------     ---------
 Earnings(loss) applicable to common stock                               $ 110,454     $ 154,845
                                                                         =========     =========

 Common shares outstanding at beginning of period                          318,711       316,853
 Issuance of common shares, weighted average                                   401           492
 Conversions, weighted average options exercised and other                      62             5
 Repurchase/cancellation of common shares                                      (69)          (51)
 Effect of assumed exercises
   Dilutive effect of exercise of options outstanding and other                249            18
                                                                         ---------    ----------
 Weighted average common stock and common stock equivalents                319,354       317,317
                                                                         =========     =========
 Primary earnings per share:
   Income before extraordinary gain(loss), net                           $     .44     $     .49
   Extraordinary gain(loss), net                                              (.09)           --
                                                                         ---------     ---------
     Earnings(loss) per common and common equivalent share               $     .35     $     .49
                                                                         =========     =========

 FULLY DILUTED EARNINGS PER SHARE
 -------------------------------------------------------------------
 Earnings(loss) applicable to common stock                               $ 110,454     $ 154,845
 Dividends applicable to dilutive preferred stock:
   $3.875 preferred stock(a)                                                    --        14,635
   $3.00 preferred stock(a)                                                  8,541         8,541
                                                                         ---------     ---------
                                                                         $ 118,995     $ 178,021
                                                                         =========     =========

 Common shares outstanding at beginning of period                          318,711       316,853
 Issuance of common shares, weighted average                                   401           492
 Conversions, weighted average options exercised and other                      62             5
 Repurchase/cancellation of common shares                                      (69)          (51)
 Effect of assumed conversions and exercises
   Dilutive effect of assumed conversion of preferred stock:
     $3.875 preferred stock(a)                                                  --        33,186
     $3.00 preferred stock(a)                                               25,806        25,202
   Dilutive effect of exercise of options outstanding and other                483           153
                                                                         ---------     ---------
 Total for computation of fully diluted earnings per share                 345,394       375,840
                                                                         =========     =========
 Fully diluted earnings per common share:
   Income before extraordinary gain(loss), net                           $     .43     $     .47
   Extraordinary gain(loss), net                                              (.09)           --
                                                                         ---------     ---------
     Fully diluted earnings(loss) per common share                       $     .34     $     .47
                                                                         =========     =========
 -------------------------
 (a)  Convertible securities are not considered in the calculations if the effect of the conversion is anti-dilutive.